Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

Re: Yves Audebert and ActivIdentity Corporation

I, Yves Audebert (“Executive”) acknowledge that my employment with Activldentity Corporation and its affiliates and subsidiaries (collectively, the “Company”) terminated effective on November 14, 2008 (the “Separation Date”). This Severance Agreement and Release (the “Release”) is in consideration of the commitments made by the parties released hereby, all of which commitments are set forth in this document.

Subject to the effectiveness of this Release pursuant to Section 10, the Company agrees for the benefit of Executive:

1.             To pay a total of $142,500, equal to six months base salary, which will be paid by wire transfer within three days following the effectiveness of the Release (the “Severance Pay”), as described in Section l0 below.

The Company will also:

(i)            Pay to the Executive by wire transfer within three days following the effectiveness of the Release an amount equal to $53,437.50 in satisfaction of the Executive’s incentive bonus compensation for the calendar year 2008;

(ii)           Pay to the Executive by wire transfer within three days following the effectiveness of the Release an amount equal to $12,056.88 in satisfaction of waiting time penalties incurred for late payment of the Executive’s final wages and accrued vacation;

(iii)          if Executive elects COBRA continuation coverage and provided that Executive and Executive’s dependents remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical and dental insurance premiums for coverage of Executive and Executive’s eligible dependents to the same extent as if Executive remained employed until the earlier of (x) eighteen (18) months from the Separation Date and (y) the date that Executive first becomes eligible to receive such benefits through a new employer, and the Executive is required to notify ActivIdentity when he becomes eligible to receive such benefits through a new employer; provided, however, that if, during the period of continuation coverage, any plan pursuant to which such benefits are provided ceases to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period; or if such healthcare benefits are to be provided in whole or in part through a self-funded plan, the benefits of which are not fully-insured by a third-party insurer:

(A) to the greatest extent applicable, such healthcare benefits shall be construed to satisfy the exemption from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and

(B) to the extent such healthcare benefits do not satisfy such exemption and/or extend beyond the COBRA continuation period, determine, as of the date of the Executive’s Separation from Service, the amount (the “Section 409A Healthcare Coverage Payment”) equal to (x) the aggregate of the subsidized premiums which would otherwise be paid or reimbursed by the Company in respect of such benefits, minus (y) the value of any benefits provided, or to be provided, to the Executive under subsection (A) above, and pay a lump sum cash payment equal to the Section 409A Healthcare Coverage Payment to the Executive in lieu of such subsidized premiums. In particular, all taxable expense reimbursement payments and in kind benefits provided to the Executive shall be structured in compliance with Code Section 409A and reimbursements shall be paid by the Company to the Executive by no later than the end of the calendar year following the calendar year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period.

(iv)          accelerate vesting on Executive’s outstanding unvested stock options and outstanding unvested restricted stock units, which represent the right to acquire a total of 326,042 and 36,731 additional shares of common stock, respectively;

(v)           extend the exercise period of Executive’s options granted under the 2004 Equity Incentive Plan (the “Plan”), so that all such vested options remain exercisable until the earlier of eighteen (18) months from the Separation Date or the date of termination of such options (e.g., 7 years from the grant date);

(vi)           within ten (10) days after the date hereof (with the specific date to be determined by the Company in its sole discretion), reimburse Executive for outstanding unpaid business expenses incurred through the Separation Date, subject to documentation in accordance with the Company’s customary policy; provided, that with respect to any reimbursements or in-kind benefits (including any continued healthcare benefits or any other fringe benefits or reimbursements), such reimbursements or benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the following: (i) in no event shall such benefits or reimbursements be provided later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred or the obligation arose, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year of the Executive, provided that any such expenses shall only be reimbursed once, and (iii) the right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another benefit; and

(vii)         pay Executive within one week following the effectiveness of the Release an amount representing an additional forty eight (48) hours of personal time for the time period that his accrual was capped from 4/15/07 through 11/14/08 and an additional one hundred fifty eight (158.27) hours of vacation time for the time period that the Executive’s accrual was capped from 1/31/08 through 11/14/08, which amount totals $28,261.06;

2.             With the exception of the payment made pursuant to Section 1(ii), which amount shall be paid without withholding and shall be reported on a Form 1099, the Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Release to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Release shall be in amounts net of any such deductions or withholdings. Nothing in this Release shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.             Executive agrees that, upon payment of the amounts set forth in Sections 1(i), (ii) and (vii), the Company shall have paid him any and all salary, other wages and vacation pay he is owed, if any; he acknowledges that no such further payments or amounts are owed or will be owed with the exception of any properly authorized business expenses incurred in reasonable amounts and supported by documentary evidence that have not been reimbursed to Executive as the result of any reimbursement requests submitted to the Company on or before December 15, 2008.

4.             Except for the provisions of Section 1 of this Release and in consideration for the payments and benefits described in Section 1, to which the Executive acknowledges the Executive would not otherwise be entitled, the Executive for himself and his heirs, agents, assigns, executors, successors and each of them, voluntarily releases and forever discharges the Company, its affiliated and released entities (including, without limitation, the Company’s parent and subsidiary entities), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damage and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Release, the Executive ever had, now claims to have or ever claimed to have had against any or all of the Releasees.

This Release includes, without limitation, all Claims: relating to the Executive’s employment with the Company and the termination of the Executive’s employment; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law, including, but not limited to, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under the California Fair Employment and Housing Act; Claims under the Older Worker Benefit Protection Act; Claims under other federal or state statutes; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the foregoing, the Executive does not release (a) any rights that cannot be waived, including, without limitation, his right to indemnity pursuant to California Labor Code Section 2802; (b) his right to future indemnity pursuant to the Company’s by-laws and Delaware corporation law; and (c) his rights arising solely as a stockholder of the Company.

The Executive acknowledges that he is familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Executive agrees that he is releasing unknown claims and waiving all rights that he may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

5.             The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all claims that it may have against the Executive as the result of his employment or the discontinuance of his employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Board of Directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness.

The Company acknowledges that it is familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Company agrees that it is releasing unknown claims and waiving all rights that it may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

6.             Executive agrees that he will not make any written or oral communications that are defamatory of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants or agents. The Company agrees that its directors and officers will not make any written or oral communications that could reasonably be considered to be defamatory of Executive in any respect, including, but not limited to, the Executive’s work ethic, job performance, and skill. The obligations of this Section 6 shall not in any way affect Executive’s obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

7.             The Executive further acknowledges that during his employment, he may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. The Executive agrees not to use or disclose any such confidential information unless required by subpoena or court order, and further agrees to first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

8.             This Release was either negotiated for Executive by a representative of his own choosing or he, after having had a reasonable opportunity to obtain a representative of his own choosing, elected to represent himself in such negotiations. Both the Company and Executive are voluntarily agreeing to this Release. It is agreed that the payments under this Release are not an admission of any liability or obligation.

9.             Executive expressly states that he has read this Release and understands all of its terms, that the preceding paragraphs recite the sole consideration for this Release, and that this Release constitutes the entire agreement with respect to any matters referred to in it. This Release supersedes any and all other agreements between Executive and the Company regarding Executive’s employment and the terms of separation. This Release may only be amended in writing signed by Executive and an officer of the Company, and it is executed voluntarily and with full knowledge of its significance.

10.           Executive has the opportunity to consider this Agreement for twenty-one days before signing it. To accept this Agreement, Executive must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one day period. If Executive signs this Agreement within less than twenty-one days of the date of its delivery to Executive, Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that Executive had the opportunity to consider this Agreement for the entire twenty-one day period.

For the period of seven days from the date when this Agreement becomes fully executed, Executive has the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

11.           This Release will be interpreted pursuant to the laws of the State of California, without regard to conflict of law principles.

Yves Audebert

Dated:	12/17/2008	/s/ Yves Audebert

Company

Dated:	12/17/2008	By:	/s/ JD Kerrest
Name: Jacques Kerrest
Title: CFO/COO